Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-267221) of eFFECTOR Therapeutics, Inc.,
(2)
Registration Statement (Form S-8 No. 333-260688) pertaining to the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan, the eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan and the eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan of eFFECTOR Therapeutics, Inc.;

of our report dated March 8, 2023, with respect to the consolidated financial statements of eFFECTOR Therapeutics, Inc., included in this Annual Report (Form 10-K) of eFFECTOR Therapeutics, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Diego, California

March 8, 2023